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                                                                  EXHIBIT 10(AA)


                          SALARY CONTINUATION AGREEMENT


      AGREEMENT made as of the fifth day of May 1998, ("the Effective Date") by and between Union Planters Corporation ("UPC") and Lloyd DeVaux ("DeVaux").

      WHEREAS, DeVaux and UPC entered into a Salary Continuation Agreement dated January 1, 1998, which they now desire to replace and supersede in its entirety with this Salary Continuation Agreement, and

      WHEREAS, UPC desires to assure continued payment of DeVaux's base salary and annual bonus and provide for other compensation and benefits under certain circumstances; and

      WHEREAS, DeVaux wishes to continue in the employment of UPC and receipt of his compensation; and

      WHEREAS, except as otherwise specifically set forth herein, the parties acknowledge that this is not a contract of employment for any fixed period of time at any agreed upon compensation, and DeVaux is an employee-at-will.

      NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the parties hereby agree as follows:

           1. Replacement of Previous Agreement. The Salary Continuation Agreement dated January 1, 1998 between DeVaux and UPC is hereby replaced and superseded in its entirety by this Salary Continuation
      Agreement("Agreement").

           2. Base Salary and Bonus. Effective June 1, 1998, DeVaux's base salary shall be $200,000.00 per annum. DeVaux shall continue to be eligible for an annual cash bonus and stock options to the same extent as other UPC officers of similar position.

           3. Grant of Right to Stock. There shall be a recommendation made to the Salary and Benefits Committee at its meeting next following the execution of this Agreement that there be granted to DeVaux twelve thousand (12,000) shares of restricted UPC common stock ("Restricted Stock") in accordance with UPC's standard terms and conditions regarding the granting of rights in such stock. Such recommendation shall provide that the Restricted Stock shall vest in DeVaux according to the following schedule: 1,000 shares on October 18, 1998, and 1,000 shares on October 18 of each of the next eleven years.

           4. Change in Control. For the purposes of this Agreement, "Change in Control" of UPC means the acquisition of UPC by another entity, which shall be defined herein as the merger of UPC with or into an acquiring entity, with UPC not surviving the merger.

           5. Entitlement  Following a Change in Control. Upon a Change in
      Control:

              (a) all shares of Restricted Stock not yet vested in DeVaux shall immediately vest; and

              (b) UPC and DeVaux shall be deemed to have entered into a contract of employment for a period of one year, at DeVaux's then current base compensation. At any time during such one year term, should DeVaux resign, he shall receive:

                  (i) a lump-sum payment, payable in cash within thirty (30) days of the effective date of DeVaux's resignation (less applicable federal and state taxes) equal to (A) his current base salary multiplied by two (2), plus (B) an amount equal to the highest of the preceding two years' cash bonuses paid to DeVaux multiplied by two(2); and

                  (ii) continued medical coverage for the lesser of (A) two years or (B) until DeVaux shall be reemployed. Upon DeVaux's resignation, such contract of employment shall terminate.

           6. Termination without a Change in Control. Should DeVaux be terminated without cause prior to December 31, 2001 by UPC without a Change in Control having occurred, DeVaux shall be entitled to:


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           (a) a lump sum payment, payable in cash within thirty (30) days of the effective date of DeVaux's termination (less applicable federal and state taxes) equal to(A) his current base salary multiplied by two(2) plus(B) an amount equal to the highest of the preceding two years' cash bonuses paid to DeVaux multiplied by two (2); and

           (b) continued medical coverage for the lesser of (A) two years or (B) until DeVaux shall be reemployed.

           7. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee.

           8. Modification, Waiver or Discharge. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by DeVaux and an authorized officer of UPC. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall he deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement; provided, however, that this Agreement shall not supersede or in any way limit the right, duties or obligations that DeVaux or UPC may have under any other written agreement between such parties, under any employee pension benefit plan or employee welfare benefit plan as defined under the Employee Retirement Income Security Act of 1974, as amended, and maintained by UPC, or under any established personnel practice or policy applicable to DeVaux.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement.



      UNION PLANTERS CORPORATION


      By: /s/ Jackson W. Moore
         -------------------------------------

      Title: President and CEO
             ---------------------------------

      /s/ Lloyd DeVaux
      ----------------------------------------
      Lloyd DeVaux